EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
March 16, 2015
Centrus Reports Year-end 2014 Results

•	$297.8 million net income primarily driven by net reorganization items

•	Cash balance of $218.8 million at December 31, 2014

•	Year-end 2015 cash balance expected to be in the range of $175 to $200 million

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) today reported net income of $297.8 million for its fiscal year ended December 31, 2014, compared to a net loss of $158.9 million for 2013. For the fourth quarter ended December 31, 2014, Centrus reported a net loss of $42.3 million.
Consistent with the Company’s prior guidance, revenue from the low enriched uranium segment in 2014 declined by approximately 65 percent year-over-year reflecting the expected decline in separative work units (SWU) deliveries following the cessation of enrichment at the Paducah Gaseous Diffusion Plant (GDP) at the end of May 2013, reduced purchases of Russian SWU for sale and the variability in timing of utility customer orders. The gross loss was smaller year-over-year primarily due to decreases in non-production expenses related to the preparation of the Paducah GDP for return to the Department of Energy (DOE) in October 2014. Centrus ended 2014 with a cash balance of $218.8 million.
“2014 will be remembered as a year of transition for our Company,” said John R. Castellano, interim president and chief executive officer. “We successfully completed the research, development and demonstration program for the American Centrifuge technology under our cooperative agreement in April and transitioned to the ACTDO contract in May. We completed the balance sheet restructuring in September and returned the Paducah GDP to the government in October. The selection of Daniel Poneman as the new president and chief executive officer of Centrus is an important next step in our transition. We have a solid team in place to move Centrus forward.”
Upon emergence from Chapter 11 bankruptcy on September 30, 2014, Centrus adopted fresh start accounting which resulted in Centrus becoming a new entity for financial reporting purposes. References to “Successor” relate to the financial position of the reorganized Centrus as of and subsequent to September 30, 2014 and results of operations for the three months ended December 31, 2014. References to “Predecessor” refer to the financial position of the Company prior to September 30, 2014 and the results of operations through September 30, 2014. As a result of the application of fresh start accounting and the effects of the implementation of the Plan of Reorganization, the financial statements on or after September 30, 2014 are not comparable with the financial statements prior to that date.

Non-GAAP Financial Measures
We have two reportable segments measured and presented through the gross profit line of our statement of operations: the LEU segment with two components, SWU and uranium, and the contract services segment. In addition to the presentation in the consolidated financial statements of our results of operations and cash flows for the three months ended December 31, 2014 and the nine months ended September 30, 2014, management believes it is useful to present certain combined results for the full year 2014 as supplementary information below. In such cases, the combined results for 2014 provide for a more useful, normalized comparison to the results of the Predecessor for 2013. Combined 2014 results for the consolidated statements of cash flows and for the elements of the consolidated statements of operations that are not categorized by segment are considered non-GAAP. When evaluating results of operations below gross profit, management views the year ended December 31, 2014 as a single, whole measurement period instead of a pair of distinct periods which must be divided and reported separately according to GAAP. Consequently, the Company is presenting the operating results of the Predecessor and Successor on a combined basis for the year ended December 31, 2014. This combined presentation is a non-GAAP summation of the Predecessor’s pre-reorganization results of operations for the period from January 1, 2014 through September 30, 2014 and the Successor’s results of operations for the period from October 1, 2014 through December 31, 2014. Management believes that the combined presentation provides additional information that enables meaningful comparison of the Company’s financial performance during uniform periods. The non-GAAP combined results for 2014 are presented in addition to the GAAP results for the three months ended December 31, 2014 and the nine months ended September 30, 2014.
Simultaneous with the issuance of this news release, Centrus submitted its 2014 Annual Report on Form 10-K to the U.S. Securities and Exchange Commission that includes significant additional details about results in 2014 and expenses directly associated with our reorganization. The Form 10-K is available on our website www.centrusenergy.com. The Company will not hold a conference call with investors this quarter. We look forward to meeting with shareholders at the Centrus Annual Meeting on May 7 when Daniel Poneman will provide his perspective on the Company’s future and its role in the nuclear fuel industry.
Revenue
Revenue for the fourth quarter of 2014 was $123.6 million. For the full year 2014, revenue was $514.1 million, compared to $1,307.5 million in 2013. The decline in revenue year-over-year corresponded with the 65 percent decline in volume of SWU delivered to customers. The average price billed to customers for sales of SWU increased 2 percent reflecting the particular contracts under which SWU were sold during the periods. There were minimal uranium sales in 2014 as substantially all of our inventories of uranium available for sale have been sold in prior years.
Revenue from the contract services segment increased in both the fourth quarter and full- year 2014 compared to the prior year, reflecting $54.5 million for American Centrifuge work performed for Oak Ridge National Laboratory (ORNL) under the American Centrifuge Technology Demonstration and Operations (ACTDO) Agreement beginning May 1, 2014. That increase was partially offset by a decline in contract services work performed at the Paducah GDP.

	Successor	Predecessor		Predecessor
	3 Mos. Ended Dec. 31, 2014	9 Mos. Ended Sep. 30, 2014	Combined 2014	2013	Change	%
LEU segment
Revenue:
SWU revenue	$101.0	$347.5	$448.5	$1,222.9	$(774.4)	(63)%
Uranium revenue	0.8	—	0.8	71.2	(70.4)	(99)%
Total	101.8	347.5	449.3	1,294.1	(844.8)	(65)%
Cost of sales	119.6	369.4	489.0	1,388.8	899.8	65%
Gross profit (loss)	$(17.8)	$(21.9)	$(39.7)	$(94.7)	$55.0	(58)%

Contract services segment
Revenue	$21.8	$43.0	$64.8	$13.4	$51.4	384%
Cost of sales	22.5	43.9	66.4	13.6	(52.8)	(388)%
Gross profit (loss)	$(0.7)	$(0.9)	$(1.6)	$(0.2)	$(1.4)	(700)%

Total
Revenue	$123.6	$390.5	$514.1	$1,307.5	$(793.4)	(61)%
Cost of sales	142.1	413.3	555.4	1,402.4	847.0	60%
Gross profit (loss)	$(18.5)	$(22.8)	$(41.3)	$(94.9)	$53.6	56%

Cost of Sales and Gross Profit Margin
Cost of sales for the LEU segment for the quarter ended December 31, 2014, was $119.6 million. For the combined full-year period of 2014, total cost of sales was $489.0 million, a reduction of $899.8 million or 65 percent compared to the same period in 2013. The lower cost of sales in 2014 was due to lower SWU sales volume and lower non-production expenses. Non-production expenses are included in cost of sales during both 2013 and 2014 periods, but non-production expense declined 57 percent in 2014 compared to 2013 as Paducah activities wound down.
Cost of sales per SWU, excluding non-production expenses, increased 1 percent in 2014 compared to 2013 primarily due to the increase to book value of SWU inventories recorded as part of the application of fresh start accounting. Under our monthly moving average cost method, changes in purchase costs have an effect on inventory costs and cost of sales over current and future periods. Purchase costs for the SWU component of LEU from Russia declined $591.9 million or 78 percent in 2014 compared to 2013 following the conclusion of the Russian Contract in December 2013 and the commencement of lower quantities purchased under the Russian Supply Agreement in June 2013 and reflecting differences in timing of delivery.
As we accelerated the expected productive life of plant assets and ceased enrichment at the Paducah GDP in May 2013, we incurred a number of expenses unrelated to production that have been charged directly to cost of sales. Non-production expenses totaled $84.3 million in 2014 and $194.2 million in 2013.
Cost of sales for the contract services segment increased $52.8 million in 2014 compared to 2013 primarily due to American Centrifuge work performed under the ACTDO Agreement, as well as increased absorption of fixed costs for government services contracts at the Paducah GDP.

Advanced Technology, SG&A Expense and Special Charges
Advanced technology costs declined $124.8 million in 2014 compared to 2013 reflecting a decrease in development activity under the Cooperative Agreement with DOE, which expired in accordance with its terms on April 30, 2014. Effective May 1, 2014, we continue to perform research, development and demonstration of the American Centrifuge technology under the ACTDO Agreement with UT-Battelle, as operator of ORNL, for which revenue and cost of sales are recognized in the contract services segment. We incurred $17.0 million in 2014 for certain demobilization and maintenance costs related to American Centrifuge that are included in advanced technology costs. In January 2015, ORNL exercised its option to extend the period of performance for the ACTDO Agreement by an additional six months to September 30, 2015.
Selling, general and administrative (SG&A) expenses were $42.4 million in 2014. SG&A expenses in 2014 were 9 percent lower compared to the corresponding periods in 2013 as compensation and benefit costs declined $4.6 million due to reduced staffing levels and reductions in incentive compensation.
The cessation of enrichment at the Paducah GDP and evolving business needs have resulted in workforce reductions since July 2013 of 1,081 employees, consisting of 1,036 employees at the Paducah GDP and 45 employees at American Centrifuge and headquarters. Special charges in 2014 consisted of termination benefits of $8.2 million, less $4.0 million of severance paid by the Company and invoiced to DOE for its share of Paducah employee severance. Special charges in 2013 included termination benefits of $25.2 million, less $1.2 million of severance paid by the Company and invoiced to DOE. Special charges in 2013 also included costs of $11.0 million for advisors on the restructuring of our balance sheet.

	Successor	Predecessor	Non-GAAP	Predecessor
	3 Mos. Ended Dec. 31, 2014	9 Mos. Ended Sep. 30, 2014	Combined 2014	2013	Change	%
Gross profit (loss)	$(18.5)	$(22.8)	$(41.3)	$(94.9)	$53.6	56%
Advanced technology costs	4.7	56.6	61.3	186.1	124.8	67%
Selling, general and administrative	10.2	32.2	42.4	46.8	4.4	9%
Amortization of intangible assets	4.3	—	4.3	—	(4.3)	—%
Special charges for workforce reductions and advisory costs	2.1	2.1	4.2	57.2	53.0	93%
Other (income)	(1.3)	(39.4)	(40.7)	(154.3)	(113.6)	(74)%
Operating (loss)	(38.5)	(74.3)	(112.8)	(230.7)	117.9	51%
Interest expense	4.9	14.0	18.9	40.1	21.2	53%
Interest (income)	(0.2)	(0.5)	(0.7)	(0.7)	—	—%
Reorganization items, net	1.5	(426.9)	(425.4)	—	425.4	—%
Income (loss) from continuing operations before income taxes	(44.7)	339.1	294.4	(270.1)	564.5	209%
Provision (benefit) for income taxes	(2.4)	(1.0)	(3.4)	(86.5)	(83.1)	(96)%
Income (loss) from continuing operations	(42.3)	340.1	297.8	(183.6)	481.4	262%
Income from discontinued operations	—	—	—	24.7	(24.7)	(100)%
Net income (loss)	$(42.3)	$340.1	$297.8	$(158.9)	$456.7	287%

Cash Flow
At December 31, 2014, Centrus had a cash balance of $218.8 million compared to $314.2 million at December 31, 2013. Cash flow provided by operations in the fourth quarter of 2014 was $110.2 million, and on a combined basis with the nine-month period of 2014 cash flow used in operations was $110.1 million. In 2013, cash flow provided by operations was $81.2 million. The combined operating loss of $112.8 million, net of non-cash charges including depreciation and amortization and primarily due to non-production expenses, was a use of cash flow in 2014. In addition, cash payments made for reorganization items of $23.8 million and interest payments of $15.9 million made to former noteholders was a use of cash flow in the period. Net reductions of the Russian Supply Agreement payables balance of $200.6 million, due to the timing of deliveries, was a significant use of cash flow in 2014, offset by the monetization of inventory purchased or produced in prior periods that provided cash flow as inventories declined $200.0 million.
The change in cash and cash equivalents from our consolidated statements of cash flows are as follows on a summarized basis (in millions):

	Successor	Predecessor	Non-GAAP	Predecessor
	3 Mos. Ended Dec. 31, 2014	9 Mos. Ended Sep. 30, 2014	Combined 2014	2013
Net Cash Provided by (Used in) Operating Activities	$110.2	$(220.3)	$(110.1)	$81.2
Net Cash Provided by Investing Activities	3.2	12.3	15.5	25.7
Net Cash (Used in) Financing Activities	—	(0.8)	(0.8)	(85.6)
Net Increase (Decrease) in Cash and Cash Equivalents	$113.4	$(208.8)	$(95.4)	$21.3

2015 Outlook Update
Centrus will continue its transition during 2015 and we expect to deliver significantly less SWU to customers than the approximately 8 million SWU delivered in 2013.  During 2014, we delivered approximately 3 million SWU and we expect to deliver approximately 2 million SWU in 2015. We will also continue to execute our contract with ORNL to conduct research, development and demonstration of the American Centrifuge technology under the terms of the ACTDO Agreement.
Specifically, we anticipate SWU and uranium revenue in 2015 in a range of $350 million to $375 million and total revenue in a range of $425 million to $450 million. We expect to end 2015 with a cash and cash equivalents balance in a range of $175 to $200 million.
Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause differences between our guidance and our ultimate results. Among the factors that could affect our results are:

•	Additional short-term sales;

•	Timing of customer orders and related SWU deliveries;

•	Payment of disputed DOE contract service costs;

•	Funding of the ACTDO Agreement or a successor agreement beyond its current contract expiration date of September 30, 2015; and

•	The cost of any American Centrifuge demobilization or additional costs related to the overall transition of Centrus.

About Centrus Energy Corp.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for a growing fleet of international and domestic commercial nuclear power plants. Centrus is working to deploy the American Centrifuge technology for commercial needs and to support U.S. energy and national security.
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Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to our recent emergence from Chapter 11 bankruptcy, our new capital structure and the adoption of fresh start accounting; risks related to our significant long-term liabilities including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks related to the limited trading markets in our securities and risks relating to our ability to maintain the listing of our common stock on the NYSE MKT LLC; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); risks related to the ongoing transition of our business, including the impact of our ceasing enrichment at and the de-lease and return to the U.S. Department of Energy (“DOE”) of the Paducah gaseous diffusion plant and uncertainty regarding our ability to commercially deploy the American Centrifuge project; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with a Russian government entity known as Techsnabexport (“TENEX”) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; uncertainty regarding funding for the American Centrifuge project and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not provided following completion of the current agreement with UT-Battelle, LLC ("UT-Battelle"), the management and operating contractor for Oak Ridge National Laboratory (“ORNL”) for continued research, development and demonstration of the American Centrifuge technology (the “ACTDO Agreement”); risks related to our ability to perform the work required under the ACTDO Agreement at a cost that does not exceed the firm fixed funding provided thereunder; uncertainty regarding the timing and structure of the U.S. government program for maintaining a domestic enrichment capability to meet national security requirements and our role in such a program; the impact of actions we have taken (including as a result of the reduction in scope of work under the ACTDO Agreement as compared to the scope of work under the prior agreement signed with DOE in June 2012 (the "Cooperative Agreement")) or might take in the future to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees and impacts to cost, schedule and the ability to remobilize for commercial deployment of the American Centrifuge Plant; the impact of nuclear fuel market conditions and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding our ability to achieve targeted performance over the life of the American Centrifuge Plant which could affect the overall economics of the American Centrifuge Plant; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing, including intercompany funding from Enrichment Corp., for the American Centrifuge project or additional government support for the project and the timing and terms thereof; the decline in our backlog and risks relating to the remaining backlog including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions, the delay and uncertainty in deployment of the American Centrifuge technology and/or as a result of changes that may be required to such contracts due to our cessation of enrichment at Paducah; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of our role as a subcontractor to UT-Battelle or as a result of the need to raise additional capital to finance the project in the future; the potential for DOE to seek to terminate or exercise its remedies under the 2002 DOE-USEC agreement, or to require modifications to such agreement that are materially adverse to Centrus Energy Corp.’s interests; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; risks related to our ability to manage our liquidity without a credit facility; risks related to our ability to sell the LEU we procure under our purchase obligations under the Russian Supply Agreement including risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of TENEX to perform under the Russian Supply Agreement, including the imposition of sanctions, restrictions or other requirements; risks associated with our reliance on third-party suppliers to provide essential services to us; the decrease or elimination of duties charged on imports of foreign-produced LEU; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by United States Enrichment Corporation under the Contracts Dispute Act; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.centrusenergy.com. Readers are urged to carefully review and consider the various disclosures made in our filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this new release except as required by law.

Contact:
Media: Jeremy Derryberry (301) 564-3392
Investors: Steven Wingfield (301) 564-3354

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Successor	Predecessor
	Three Months Ended December 31, 2014	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Revenue:
Separative work units	$101.0	$347.5	$1,222.9
Uranium	0.8	—	71.2
Contract services	21.8	43.0	13.4
Total Revenue	123.6	390.5	1,307.5
Cost of Sales:
Separative work units and uranium	119.6	369.4	1,388.8
Contract services	22.5	43.9	13.6
Total Cost of Sales	142.1	413.3	1,402.4
Gross profit (loss)	(18.5)	(22.8)	(94.9)
Advanced technology costs	4.7	56.6	186.1
Selling, general and administrative	10.2	32.2	46.8
Amortization of intangible assets	4.3	—	—
Special charges for workforce reductions and advisory costs	2.1	2.1	57.2
Other (income)	(1.3)	(39.4)	(154.3)
Operating (loss)	(38.5)	(74.3)	(230.7)
Interest expense	4.9	14.0	40.1
Interest (income)	(0.2)	(0.5)	(0.7)
Reorganization items, net	1.5	(426.9)	—
Income (loss) from continuing operations before income taxes	(44.7)	339.1	(270.1)
Provision (benefit) for income taxes	(2.4)	(1.0)	(86.5)
Income (loss) from continuing operations	(42.3)	340.1	(183.6)
Income from discontinued operations	—	—	24.7
Net income (loss)	$(42.3)	$340.1	$(158.9)

Income (loss) per share
Basic income (loss) per share:
Income (loss) from continuing operations	$(4.70)	$69.41	$(37.47)
Net income (loss)	$(4.70)	$69.41	$(32.43)
Weighted-average number of shares outstanding	9.0	4.9	4.9
Diluted income (loss) per share:
Income (loss) from continuing operations	$(4.70)	$45.93	$(37.47)
Net income (loss)	$(4.70)	$45.93	$(32.43)
Weighted-average number of shares outstanding	9.0	7.6	4.9

CENTRUS ENERGY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	Successor	Predecessor
	December 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$218.8	$314.2
Accounts receivable, net	58.9	163.0
Inventories	462.2	967.6
Deferred costs associated with deferred revenue	82.9	165.5
Other current assets	19.6	21.7
Total current assets	842.4	1,632.0
Property, plant and equipment, net	3.5	7.9
Deferred taxes	26.0	—
Deposits for surety bonds	34.8	39.8
Intangible assets	119.2	—
Excess reorganization value	137.2	—
Other long-term assets	20.6	25.8
Total Assets	$1,183.7	$1,705.5

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$50.5	$114.5
Payables under SWU purchase agreements	140.1	340.7
Deferred taxes	26.0	—
Inventories owed to customers and suppliers	158.9	499.7
Deferred revenue	100.9	195.9
Convertible senior notes (Predecessor)	—	530.0
Convertible preferred stock (Predecessor), 85,900 shares issued	—	113.9
Total current liabilities	476.4	1,794.7
Long-term debt	240.4	—
Postretirement health and life benefit obligations	211.4	195.0
Pension benefit liabilities	179.3	121.2
Other long-term liabilities	54.6	52.8
Total liabilities	1,162.1	2,163.7
Stockholders’ Equity (Deficit)
Preferred stock (Predecessor), par value $1.00 per share, 25,000,000 shares authorized, no shares recorded as stockholders’ equity at December 31, 2013	—	—
Common stock (Predecessor), par value $0.10 per share, 25,000,000 shares authorized, 5,211,000 shares issued at December 31, 2013	—	0.5
Preferred stock (Successor), par value $1.00 per share, 20,000,000 shares authorized, none issued at December 31, 2014	—	—
Common stock (Successor), par value $0.10 per share, 100,000,000 shares authorized, 9,000,000 shares issued at December 31, 2014	0.9	—
Excess of capital over par value	58.6	1,216.4
Retained earnings (deficit)	(42.3)	(1,520.7)
Treasury stock, no shares at December 31, 2014 and 226,000 shares at December 31, 2013	—	(34.3)
Accumulated other comprehensive income (loss), net of tax	4.4	(120.1)
Total stockholders’ equity (deficit)	21.6	(458.2)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,183.7	$1,705.5

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Successor	Predecessor
	Three Months Ended December 31, 2014	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Cash Flows from Operating Activities
Net income (loss)	$(42.3)	$340.1	$(158.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4.5	4.2	27.6
Immediate recognition of net actuarial loss	10.4	—	—
Non-cash reorganization items	—	(449.2)	—
Transfers and retirements of machinery and equipment	—	—	19.8
Convertible preferred stock dividends payable-in-kind	—	—	13.4
Gain on sales of assets and subsidiary	(1.3)	(5.7)	(35.6)
Inventory valuation adjustments	—	—	15.2
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	31.0	79.0	(28.2)
Inventories, net – decrease	23.0	177.0	160.1
Payables under SWU purchase agreements – increase (decrease)	92.8	(293.4)	130.9
Deferred revenue, net of deferred costs – increase (decrease)	17.3	(9.7)	20.9
Accounts payable and other liabilities – (decrease)	(26.5)	(58.9)	(82.5)
Accrued depleted uranium disposition – increase (decrease)	—	(0.6)	0.4
Other, net	1.3	(3.1)	(1.9)
Net Cash Provided by (Used in) Operating Activities	110.2	(220.3)	81.2

Cash Flows Provided by Investing Activities
Deposits for surety bonds - net (increase) decrease	1.1	3.9	(17.5)
Proceeds from sales of assets and subsidiary	2.1	8.4	43.2
Net Cash Provided by Investing Activities	3.2	12.3	25.7

Cash Flows Used in Financing Activities
Repayment of credit facility term loan	—	—	(83.2)
Payments for deferred financing costs	—	(0.7)	(2.2)
Common stock issued (purchased), net	—	(0.1)	(0.2)
Net Cash (Used in) Financing Activities	—	(0.8)	(85.6)
Net Increase (Decrease)	113.4	(208.8)	21.3
Cash and Cash Equivalents at Beginning of Period	105.4	314.2	292.9
Cash and Cash Equivalents at End of Period	$218.8	$105.4	$314.2

Supplemental Cash Flow Information:
Interest paid	$—	$15.9	$20.7
Income taxes paid, net of refunds	—	—	0.4